EXHIBIT 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Public Relations Manager

(727) 563-5822

SEC Completes Investigation of Catalina Marketing

ST. PETERSBURG, Fla., (April 4, 2006) – Catalina Marketing Corporation (NYSE: POS) today announced that it received notification from the U.S. Securities and Exchange Commission (SEC) that it has completed its investigation of Catalina Marketing.

As previously disclosed, the SEC has been investigating certain revenue recognition timing issues that were identified by Catalina Marketing at its subsidiary, Catalina Health Resource, and reported by the company to the SEC in 2003. Throughout the investigation, Catalina cooperated fully with the SEC. The SEC staff notified Catalina that they do not intend to recommend enforcement action against the company.

“The notification from the SEC was an important development for Catalina Marketing,” said Dick Buell, chief executive officer. “Since the SEC began its investigation, we have been committed to helping to resolve any and all issues in a timely fashion. We are pleased to have this issue behind us as the company remains focused on the execution of its long-term growth plans.”

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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